                                                                    Exhibit 10.9

                             OFFICE WAREHOUSE LEASE

                                 LEASE AGREEMENT

This LEASE AGREEMENT, made as of this 18 day of October, 1999, between West 78h Street, Bloomington Associates, LLC ("Landlord"), and August Technology Corporation ("Tenant");

WITNESSETH, THAT

1. PREMISES: Landlord, subject to the terms and conditions hereof, hereby initially leases to Tenant certain premises (the "Premises") shown generally on Exhibit A and as detailed in the space plan dated September 13, 1999, prepared by BDH & Young, attached hereto as Exhibit B, containing approximately 42,818 square feet in the building situated at 4900 W. 7 Street, Bloomington, Minnesota ("Building"). As of the date hereof, the square footage of the Building is stipulated to be 98,613 square feet. Landlord shall pay all costs associated with space planning for the Premises, the First Expansion Premises (as defined below) and the Second Expansion Premises (as defined below), including, but not limited to, preparation of construction drawings and costs associated with the preparation of Exhibit B. Such costs shall not constitute Operating Costs payable as Additional Rent by Tenant, and shall be separate from Leasehold Improvements and allowances therefor provided by Landlord. The Building, the land underlying and contiguous thereto and all improvements thereon are hereinafter referred to as the "Project".

A. MANDATORY EXPANSION: During the Term of the Lease the leased Premises shall be increased in the manner set forth below:

         (i) Subject to the provisions of Section 8 below, commencing on December 1, 2000, Tenant shall lease approximately 9,801 additional square feet in the Building, as described in Exhibit B (the "First Expansion Premises"); provided, however, that, if Tenant desires to take early delivery of the First Expansion Premises, Tenant shall so notify Landlord in writing and so long as Landlord does not have a binding agreement with a third party for the lease of the First Expansion Premises, Landlord shall use commercially reasonable efforts to provide early delivery of the First Expansion Premises to Tenant in accordance with Tenant's desired timing. Except for the earlier delivery of such space, all other terms and conditions of this Lease shall remain in full force and effect; provided, however, that Tenant shall not be required to pay rent or other charges with respect to the First Expansion Premises until the earlier of (A) the date falling sixty (60) days after the later of the date Landlord substantially completes its required improvements to the First Expansion Premises as set forth in Section 8 below and the date Landlord delivers the First Expansion Premises to Tenant or (B) the date Tenant begins conducting its business from the First Expansion Premises. Additionally, if Landlord and Tenant determine that it is desirable for Landlord to perform some or all of its improvements to the First Expansion Premises described in
                  Section 8 below during the same timeframe as Tenant is performing its build-out of the First Expansion Premises, the parties agree to coordinate the improvement work within the First Expansion Premises and to work in harmony during the construction process.

         (ii) Subject to the provisions of Section 8 below, commencing on December 1, 2002, Tenant shall lease approximately 10,224 additional square feet in the Building, as described in Exhibit B (the "Second Expansion Premises"); provided, however, that, if Tenant desires to take early delivery of the Second Expansion Premises, Tenant shall so notify Landlord in writing and so long as Landlord does not have a binding agreement with a third party for the lease of the Second Expansion Premises, Landlord shall use commercially reasonable efforts to provide early delivery of the Second Expansion Premises to Tenant in accordance with Tenant's desired timing. Except for the earlier delivery of such space, all other terms and conditions of this Lease shall remain in full force and effect; provided, however, that Tenant shall not be required to pay rent or other charges with respect to the Second Expansion Premises until the earlier of (A) the date falling sixty (60) days after the later of the date Landlord substantially completes its required improvements to the Second Expansion Premises as set forth in Section 8 below and the date Landlord delivers the Second Expansion Premises to Tenant or (B) the date Tenant begins conducting its business from the Second Expansion Premises. Additionally, if Landlord and Tenant determine that it is desirable for Landlord to perform some or all of its improvements to the Second Expansion Premises described in Section 8 below during the same timeframe as Tenant is performing its build-out of the Second Expansion Premises, the parties agree to coordinate the improvement work within the Second Expansion Premises and to work in harmony during the construction process.

B. OPTIONAL EXPANSION: Tenant shall have the option (the "Third Expansion Premises Option") to lease approximately 15,594 additional square feet in the Building, as described in Exhibit B (the "Third Expansion Premises") and subject to the following:

         (i) Tenant shall give written notice to Landlord on or before February 28, 2002 of Tenant's exercise of the Third Expansion Premises Option; provided, however, that, -if Tenant desires to take early delivery of the Third Expansion Premises, Tenant shall so notify Landlord in writing and so long as Landlord does not have a binding agreement with a third party for the lease of the Third Expansion Premises, Landlord shall use commercially reasonable efforts to provide early delivery of the MM Expansion Premises to Tenant in accordance with Tenant's desired timing. Except for the earlier delivery of such space, all other terms and conditions of this Lease shall remain in full force and effect; provided, however, that Tenant shall not be required to pay rent or other charges with respect to the Third Expansion Premises until the earlier of
                  (A) the date falling sixty (60) days after the later of the date Landlord substantially completes its required improvements to the Third Expansion Premises as set forth in
                  Section 8 below and the date Landlord delivers the Third Expansion Premises to Tenant or (B) the date Tenant begins conducting its business from the Third Expansion Premises. Additionally, if Landlord and Tenant determine that it is desirable for Landlord to perform some or all of its improvements to the Third Expansion Premises described in Section 8 below during the same timeframe as Tenant is performing its build-out of the Third Expansion Premises, the parties agree to coordinate the improvement work within the Third Expansion Premises and to work in harmony during the construction process.

         (ii) Except as otherwise provided herein, Tenant shall occupy the Third Expansion Premises on December 1, 2002.

C. DEFINITION OF "PREMISES:" For purposes of this Lease, and unless the context requires otherwise, "Premises" shall include the "First Expansion Premises," the "Second Expansion Premises" and the "Third Expansion Premises' to the extent applicable.

D. BASEMENT SPACE: Tenant shall be entitled to use the basement of the Building for a total (gross) rent of $5.00 per square foot per year. The term for leasing such space shall be on a month to month basis and shall be based on the number of square feet in the basement that Tenant is actually utilizing from time to time. In this regard, Tenant shall submit, together with its monthly rent payment, an estimate of the approximate number of square feet of basement space that it is utilizing for the month in question. Rent for the basement shall be payable at the same times and in the same manner as Base Rent is payable with respect to the balance of the Premises. Landlord agrees that, irrespective of the number of square feet utilized by Tenant from time to time, Landlord shall not lease (or allow any other party to use) any portion of the basement of the Building during the term of this Lease including any extensions or renewals thereof (i.e., the entire basement shall be reserved for Tenant's use subject to the rental provisions described above); however, Landlord shall have the right to use any portion of the basement for storage and related purposes not required by Tenant upon notice to Tenant (it being further understood that Landlord shall promptly vacate any such portion of the basement used by Landlord if Tenant desires that space for its use). If any third party tenant has access to the basement, Landlord shall take reasonable steps to ensure that ingress and egress to the basement shall be provided in such manner so as not to comprise Tenant's security both with respect to the Premises and the basement.

E. TRUCK SERVICES: Beginning on the Commencement Date, Landlord shall provide Tenant with exclusive access to three dock doors and one drive-in connection to the Premises as shown on Exhibit A.

F. SIGNAGE: Tenant shall be entitled to place one or more signs on the Building at its own cost. The aggregate size of such signs shall not exceed 60% of the total area permitted for exterior signage on the Building per city codes. Such signage shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed so long as such signage meets applicable code requirements.

2. TERM: Tenant takes the Premises from Landlord, upon the terms and conditions herein contained for an initial term ("Initial Term") of five (5) years commencing on December 1, 1999 (the "Commencement Date") and terminating on November 30, 2004, unless sooner terminated as herein provided or as renewed as set forth below:

A. RENEWAL TERM: Tenant shall have the option (the "Renewal Option") to renew this Lease for one additional period of three (3) years (the "Renewal Term"). Tenant shall provide written notice of its exercise of the Renewal Option at least 180 days prior to the termination of the initial Term of this Lease.

B. DEFINITION OF "TERM:" For purposes of this Lease, and unless the context requires otherwise, "Term" shall include both the Initial Term and the Renewal Term, to the extent applicable.

3. MONTHLY BASE RENT: Tenant agrees to pay to Landlord during the Term a monthly Base Rent ("Base Rent") as set forth below:

                                  INITIAL TERM:


Date                                Square Feet               Annual Base Rent Per Square Foot
----                                -----------               --------------------------------
12/1/99 - 11/30/00                      42,818                                  $7.45

12/1/00 - 11/30/01                      52,619                                  $7.45

12/1/01 - 11/30/02                      52,619                                  $7.94

12/1/02 - 11/30/03                      62,843(1)                               $7.94

12/1/03 - 11/30/04                      62,843(1                                $8.59

                                  RENEWAL TERM:

Date                                Square Feet               Annual Base Rent Per Square Foot
----                                -----------               --------------------------------

12/1/04 - 11/30/05                      62,843(1)                               $8.19

12/1/05 - 11/30/06                      62,843(1)                               $8.48

12/1/06 - 11/30/07                      62,843(1)                               $8.48

Subject to Sections 20 and 25 herein and except as otherwise expressly set forth herein, Base Rent shall be payable on the first day of each month in advance, without deduction or setoff of any kind, to Landlord and delivered to Landlord's managing agent, Ryan Properties, Inc., 700 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402, or at such other place as may from time to time be designated by Landlord.

4. USE: Tenant may use the Premises on a twenty four (24) hour per day, seven (7) day per week basis for Tenant's business of development, design and manufacturing and related uses and shall not use the Premises for any other use or purpose without the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed).

--------------------------------
(1) Assumes no exercise of the Third Expansion Premises Option. If such option were exercised, "Square Feet" would equal 78,437, and "Annual Base Rent Per Square Foot" would remain unchanged.

5.       OPERATING COSTS:

A. DEFINITION OF "OPERATION COSTS:" Tenant shall, for the entire Term and at the same time it pays Base Rent, pay to Landlord as an item of additional rent ("Additional Rent"), without any setoff or deduction therefrom, its monthly estimated Proportionate Share of costs ("Operating Costs") which Landlord may incur in maintaining and operating the Project during each calendar year of the Term. "Proportionate Share" is defined as that percentage of Operating Costs incurred by Landlord with respect to the Premises (the decimal equivalent of a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area within the Building as well as any other buildings located on or within the Project (i.e. Tenant's Proportionate Share shall initially be 43.420/o). "Operating Costs" are defined to include all expenses and costs (but not specific costs which are: (i) separately billed to and paid by individual tenant; or (ii) to be paid by the Landlord as set forth herein) of every kind and nature which the Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Project and supporting facilities of the Project, including but not limited to all real estate taxes and annual installments of special or other assessments payable with respect to the Project during the Term; costs of any contest of such taxes, including reasonable attorneys' fees (but only to the extent such contested taxes fall within the Term; provided, that Tenant is entitled to require Landlord to contest taxes on one or more occasions during the Term); management fees consistent with management fees charged by landlords of buildings similar to the Building in the Minneapolis/St. Paul metropolitan area (but, in any event, not to exceed 5% of gross rents for the Project), insurance premiums, utility costs, security costs, costs of wages, maintenance costs (relating to the Project including sidewalks, landscaping, snow removal and parking or service areas, common areas, service contracts, equipment and supplies) and all other costs of any nature whatsoever which for federal tax purposes may be expensed rather than capitalized, but exclusive of leasing commissions, depreciation, costs of Leasehold Improvements and payments of principal and interest on any mortgages, deeds of trusts, other security devices covering the Project, capital expenditures or improvements to the Project which do not benefit the Premises, repair or replacement of the parking lot servicing the Building (to the extent such repair or replacement encompasses an area greater dm 15% of the total parking lot in any calendar year, otherwise, if such work encompasses less than 15% of the total parking lot area in any calendar year, then the costs shall constitute an Operating Cost, subject to the Operating Cost Cap set forth herein), costs associated with construction drawings, the space plan costs associated with the preparation of Exhibit B, costs of any code compliance work, the cost of any testing, removal or remediation of any Hazardous Substances (as defined in Section 19 below) or any cost or expenditure that is not assessed on every other tenant in the Project. Operating Costs shall also include the yearly amortization of capital costs incurred by the Landlord for improvements or structural repairs to the Project required to comply with any change in the current laws, rules or regulations of any governmental authority having Jurisdiction, or for purposes of reducing Operating Costs, which costs shall be amortized over the useful life of such improvements or repairs, as calculated in accordance with GAAP (as defined in subsection B below).

B. CAPS ON OPERATING COSTS: Notwithstanding the foregoing Section, Operating Costs as a whole, as well as certain specific components of Operating Costs, shall be capped as follows (provided, that in no event shall an operating cost exceed the amount allowed by Generally Accepted Accounting Principles ("GAAP") in a Lease Year (as that term is defined below)):

         (i) OPERATING COSTS CAP: During the Term, and exclusive only of taxes, insurance, snow and trash removal and Utilities (as that term is defined in Section 9 herein) cost, Operating Costs shall not exceed the following amounts (the "Operating Cost Cap"):


                                       Date                   Amount Per Square Foot
                               12/1/99 - 12/31/00                      $1.35

                               1/1/01 - 12/31/01                       $1.39

                               1/1/02 - 12/31/02                       $1.43

                               1/1/03 - 12/31/03                       $1.48

                               1/1/04 - 12/31/04                       $1.52

                               1/1/05 - 12/31/05                       $1.57

                               1/1/06 - 12/31/06                       $1.61
                               1/1/07 - the expiration date
                                         of this Lease                 $1.66

         (ii) HVAC CAP: Any costs associated with repair or replacement of heating, ventilating and air-conditioning ("HVAC") units serving the Building which are billed to Tenant as Operating Costs, for actual costs incurred, shall not exceed $.20 per square foot during any calendar year (with appropriate prorations to the first and last years of the Term if the Commencement Date does not fall on January 1 or the expiration date does not fall on December 31) (the "HVAC Cap"). Landlord shall during the Term have and keep in force a maintenance contract, with a contractor reasonably satisfactory to Tenant, providing for regular periodic inspection and maintenance of the HVAC units (which, in any case, shall be no less than once every six months), and providing for necessary repairs thereto (the "HVAC Maintenance Contract"). Any expenses related to the HVAC Maintenance Contract shall be included in and subject to the HVAC Cap.

         (iii) ROOF CAP: Any costs associated with repair or replacement of the roof of the Building which are billed to Tenant as Operating Costs, for actual costs incurred, shall not exceed $.20 per square foot (the "Roof Cap") during any calendar year (with appropriate prorations to the first and last years of the Term if the Commencement Date does not fall on January 1 or the expiration date does not fall on December 31).

C. DETERMINATION OF OPERATING COSTS: As soon as reasonably practicable prior to the commencement of each calendar year during the Term, Landlord shall furnish to Tenant an estimate of Operating Costs for the ensuing calendar year and Tenant's Proportionate Share thereof. Tenant shall pay, as additional rent hereunder together with each installment of Base Rent, one-twelfth (1/12th) of its estimated annual Proportionate Share of Operating Costs. As soon as reasonably practicable after the end of each calendar year during the Term, Landlord shall furnish to Tenant a statement of the actual Operating Costs for the previous calendar year, including Tenant's Proportionate Share of Operating Costs, and within thirty (30) days thereafter Tenant shall pay to Landlord, or Landlord shall credit to the next rent payments due Landlord from Tenant, as the case may be, any difference between the actual Operating Costs and the estimated Operating Costs paid by Tenant. In the event Tenant overpays Operating Costs as of the expiration of this Lease, Landlord shall return such payment to tenant within sixty (60) days of the earlier of. (i) the expiration of the Term of this Lease; or (ii) the earliest date Landlord can reasonably determine that Tenant has overpaid. Tenant's Proportionate Share of Operating Costs for the years in which this Lease commences and terminates shall be prorated by multiplying the actual Operating Costs by a fraction the numerator of which is the number of days of that year of the Term and the denominator of which is 365.

D. AUDIT OF OPERATING COSTS: For a period of two years following Tenant's receipt of Landlord's statement of actual Operating Costs, Landlord shall keep available for Tenant's inspection copies of all supporting statements relating to Operating Costs. During this period Tenant may audit, at its own cost, Landlord's Operating Costs records upon reasonable notice to Landlord. The audit must be performed during regular business hours in the offices located in the Minneapolis/St. Paul metropolitan area where Landlord maintains its accounting records. Within ten (10) business days of the completion of the audit, Tenant will provide Landlord a copy of the audit. If as a result of any such audit it is determined that Landlord has overcharged Tenant for its proportionate share of Operating Costs, (i) Landlord shall promptly refund such overpayment to Tenant and (ii) Landlord shall reimburse Tenant for its reasonable costs of performing such audit if Tenant has been overcharged by more than five percent (5%). No subtenant will have the right to audit under this provision. An assignee, approved by Landlord, may have the right to audit as provided herein, however, such right shall only apply to the assignee's term of occupancy in the Premises pursuant to the Lease.

6. ADDITIONAL TAXES: Tenant shall pay as additional rent to Landlord, together with each installment of Base Rent, the amount of any gross receipts tax, sales tax or similar tax imposed in lieu of property taxes (but excluding therefrom any income tax), payable or which will be payable by Landlord, by reason of the receipt of the Base Rent and adjustments thereto.

7. SECURYIY DEPOSIT: During the first 12 months of the Term, Tenant shall pay to Landlord as a security deposit (the "Security Deposit") $2,083.33 per month, payable at the same times and in the same manner as Base Rent. Provided that Tenant is not default under this Lease beyond all applicable notice and cure periods, then on the 1st day of the 15th month of the Term Landlord shall return the entire accumulated Security Deposit in the amount of $25,000. During the period beginning with the 13th month and ending with the 36th month, Tenant shall pay a Security Deposit of $1,041.67 per month. Provided Tenant is not in default under this Lease beyond all applicable notice and cure periods, then on the 1st day of the 39th month of the Term Landlord shall return the entire accumulated Security Deposit in the amount of $25,000. The Security Deposit shall be held for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the deposit shall not be considered an advance payment of rent or a measure of Landlord's damage in case of default by Tenant. Upon the occurrence of any event of default by Tenant or breach by Tenant of Tenant's covenants under this Lease that extends beyond all applicable notice and cure periods, Landlord may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrears of rent and/or damage, injury, expense or liability caused to Landlord by the event of default or breach of covenant, any remaining balance of the security deposit to be returned by Landlord to Tenant within 30 days of termination of this Lease.

8.       LEASEHOLD IMPROVEMENTS:

A. LEASEHOLD IMPROVEMENTS: Prior to the Commencement Date, Landlord shall, at its own cost (which cost shall not constitute an Operating Cost payable as Additional Rent by the Tenant), make and install or provide for the installation of leasehold improvements (the "Leasehold Improvements") in accordance with the plans, specifications, terms and conditions set forth in Exhibit B. Landlord warrants that at the Commencement Date (or at the time of Tenant's occupancy of the First, Second or Third Expansion Premises, as applicable), A CERTIFICATE OF OCCUPANCY (IF REQUIRED FOR TENANT'S OCCUPANCY THEREOF) SHALL HAVE BEEN ISSUED BY THE APPROPRIATE GOVERNMENTAL AUTHORITIES FOR THE APPLICABLE PORTION OF THE PREMISES AND the Leasehold Improvements will be free from defects in material and workmanship for the longer of: (i) one year or (ii) the warranty, if any, provided by the manufacturer. In preparation of the Leasehold Improvements, Landlord shall, at its own cost (which costs shall not constitute an Operating Cost payable as Additional Rent by the Tenant), demolish certain existing improvements and complete, such other work to the Premises as described in the demolition plan attached hereto as Exhibit C, and shall undertake other work specified in the Landlord's architectural plans attached hereto as Exhibit E. In addition to the work described in Exhibits B, C and E, the Landlord agrees to undertake the following, at Landlord's cost (which cost shall not constitute an Operating Cost payable as Additional Rent by the Tenant), prior to the Commencement Date:

         (i) Replace all windows on the south side and east side of the Building up to the loading dock area. Such replacement windows shall be dual pane, thermally insulated, of commercial grade and the glass shaft be tinted green. Moreover, a new window shall be added to the southeast comer of the Building.

         (ii) Repaint the exterior of the Building, including the concrete block, trim, flashing and gutters. Additionally, as soon as reasonably possible following the Commencement Date, Landlord shall repaint the dock doors, fences, HVAC units visible to the parking lot and streets, and bollards. The color for all such painting shall be mutually agreed upon in writing by Landlord and Tenant.

         (iii) Landlord shall be responsible for any and all cost (which cost shall not constitute an Operating Cost payable as Additional Rent by the Tenant) associated with an ADA compliant ramp on the east side of the Building. In addition to the foregoing, Landlord shall contribute up to $30,000 (which cost shall not constitute an Operating Cost payable as Additional Rent by the Tenant and which shall be separate from the $150,000 in financing for Leasehold Improvements to be provided by the Landlord pursuant to Section 8(F) herein) for the construction of a new entrance to the Building (the "East Entrance"), and Tenant shall be responsible for all costs related to the East Entrance in excess of $30,000; provided, however, that any costs in excess of $30,000 shall be payable in equal monthly installments over the Term as Additional Rent and interest shall not accrue or be payable on any such amount in excess of $30,000. The final design of the East Entrance shall be mutually agreed upon between Landlord and Tenant.

         (iv) The Landlord shall use best efforts to seal-coat and re-stripe the parking lot, and patch and repair any holes or sunken areas, as needed, to put the parking lot in good condition and repair as of the Commencement Date; provided, further, that if Landlord does not complete such work by the Commencement Date, it shall use best efforts to complete the same as soon as possible thereafter.

         (v) Landscaping shall be undertaken by British Landscaping in accordance with the work letter attached hereto as Exhibit D.

         (vi) Repair the roof of the Building (and where necessary replace portions thereof) in order to put the roof of the Building in good condition and repair as of the Commencement Date.

         (vii) General clean-up of the exterior of the Building, including, but not limited to, sweeping parking lot, painting bollards, removing signage of prior tenants and repairing damaged fences.

         (viii) Relocate the HVAC unit from its current location above the East Entrance to a location which is mutually agreeable to the Landlord and the Tenant.

         (ix) Provide adequate parking lot light, and paint rusted light pole located in the south parking lot of the Building.

         Such Leasehold Improvements shall not constitute Operating Costs, and shall not be paid by Tenant as Additional Rent. Except as specifically provided for in this Lease, Landlord shall have no obligation to repair, improve, redecorate or remodel the Premises. Without limitation of the foregoing provision of this Section 8(A), so long as Landlord substantially completes the Leasehold Improvements and foregoing items, the Commencement. Date shall not be delayed if the East Entrance is not substantially completed by the Commencement Date due to Tenant caused delays.

B. LANDLORD'S COVENANTS REGARDING LEASEHOLD IMPROVEMENTS: During the Term, the Landlord agrees to the following:

         (i) Without limitation of Landlord's obligations under Section 10(C) below, Landlord warrants that the HVAC units are or shall be in good working condition as of the Commencement Date and that the HVAC shall have the appropriate capacity and distribution, given Tenant's initial intended use and occupancy of the Premises and the layout of the Premises as of the Commencement Date, to operate within the following specifications (the "HVAC Specifications"): (i) at a temperature between 68 and 72 degrees Fahrenheit in the production area of the Building and (ii) at standard tolerances for temperature variations in the office area of the Building with appropriate zoning for internal and perimeter office areas.

         (ii) Landlord shall replace or repair, at its cost (which cost shall not constitute an Operating Cost payable as Additional Rent by the Tenant), any HVAC units that are unable to perform in accordance with HVAC Specifications, through November 30, 2000.

C. FIRST EXPANSION PREMISES: Prior to the earlier of October 1, 2000 and the date Tenant takes occupancy of the First Expansion Premises, Landlord shall, at its cost (which cost shall not constitute an Operating Cost payable as Additional Rent by the Tenant): (i) demolish and remove the following items from the First Expansion Premises: existing ceiling grid; ceiling tiles; lights; HVAC diffusers and duct work; carpet and base; and those certain walls identified on the demolition plan attached hereto as Exhibit B; (ii) install: new ceiling grid; HVAC diffusers and duct work; and sprinklers; and (iii) provide new ceiling tiles and lights (stacked on the floor) of the type specified in Exhibit A. The demolition and construction of the First Expansion Premises shall be performed by Ryan Companies, or another construction company mutually agreed upon by Landlord and Tenant. Such construction company shall have access to the First Expansion Premises to complete the foregoing work prior to the required delivery date. In addition to the foregoing costs to be assumed by the Landlord, Landlord shall provide Tenant with an allowance of $80,000 for completing Leasehold Improvements to the First Expansion Premises. Such allowance shall be paid on or before the date falling thirty (30) days after Tenant takes occupancy of the First Expansion Premises. Any unused portion of such allowance may be used, at Tenant's discretion, for improvements elsewhere in the Building or be applied to the Leasehold Improvements for the Second Expansion Premises.

D. SECOND EXPANSION PREMISES: Prior to the earlier of October 1, 2002 and the date Tenant takes occupancy of the Second Expansion Premises, Landlord shall, at its cost (which cost shall not constitute an Operating Cost payable as Additional Rent by Tenant): (i) demolish and remove the following items from the Second Expansion Premises: existing ceiling grid; ceiling tiles; lights; HVAC diffusers and duct work; carpet and base; and those certain walls identified on the demolition plan attached hereto as Exhibit B; (ii) install: new ceiling grid; HVAC diffusers and duct work; and sprinklers; and (iii) provide new ceiling tiles and lights (stacked on the floor) of the type specified in Exhibit A. The demolition and construction to the Second Expansion Premises shall be performed by Ryan Companies, or another construction company mutually agreed upon by Landlord and Tenant. Such construction company shall have access to the First Expansion

         Premises to complete the foregoing work prior to the required delivery date. In addition to the foregoing costs to be assumed by the Landlord, Landlord shall provide Tenant with an allowance of $40,000 for completing Leasehold Improvements to the Second Expansion Premises. Such allowance shall be paid on or before the date falling thirty (30) days after the later of the date Tenant takes occupancy of the Second Expansion Premises and the date that Tenant furnishes Landlord with invoices for such improvements. Any unused portion of such allowance may be used, at Tenant's discretion, for improvements elsewhere in the Building or be applied to future rent payments (however, any portion of such allowance not utilized within six [61 months of the Second Expansion Premises commencement date shall be applied to future rent payments, and if so applied, the same shall be spread equally, without interest, across the remaining installments of Base Rent applicable to the Second Expansion Premises for the balance of the Initial Term).

E. THIRD EXPANSION PREMISES: Prior to Tenant's occupancy of the Third Expansion Premises, Landlord shall, at its cost (which cost shall not constitute an Operating Cost payable as Additional Rent by Tenant), undertake the work specified in the demolition plan attached as Exhibit
         B. In addition to the foregoing costs which shall be assumed by the Landlord, Landlord shall provide Tenant with an allowance of $60,000 for completing Leasehold Improvements to the Third Expansion Premises; provided, however, that if Tenant exercises the Renewal Option simultaneously with the Third Expansion Premises Option, then Landlord shall provide Tenant with an allowance of $180,000 for completing Leasehold Improvements to the Third Expansion Premises. Either such allowance shall be paid within thirty (30) days after the later of the date Tenant takes occupancy of the Third Expansion Premises and the date that Tenant furnishes Landlord with invoices for such improvements. Any unused portion of such allowance may be used, at Tenant's discretion, for improvements elsewhere in the Building or be applied to future rent payments (however, any portion of such allowance not utilized within six [6] months of the Third Expansion Premises commencement date shall be applied to future rent payments, and if so applied, the same shall be spread equally, without interest, across the remaining installments of Base Rent applicable to the Third Expansion Premises for the balance of the Initial Term [and the Renewal Term if Tenant simultaneously exercises the Third Expansion Premises Option and the Renewal Option]).

F. ADDITIONAL FINANCING BY LANDLORD: In addition to any other allowances provided for Leasehold Improvements described elsewhere in this Lease, so long as Tenant is not then in monetary default hereunder and has not theretofore committed more than two (2) monetary defaults within the twelve (12) month period immediately prior to Tenant's request for the same, Landlord shall at any time and from time to time after the date hereof and prior to the expiration of the Term, provide Tenant with up to $150,000 in financing, in the aggregate, for so-called "leasehold improvements" to the Premises (i.e. including construction, design and related leasehold improvement costs but excluding furniture, trade fixtures, moveable equipment, personalty and similar costs). Any such financing shall be paid to Tenant within thirty (30) days after written request is made by Tenant to Landlord and shall be amortized over the then remaining Term, with an interest rate of 10% per annum on the first $100,000 and 11% per annum on the next $50,000.

         The amortized amount shall be deemed Additional Rent and shall be paid at the same times and in the same manner as monthly Base Rent. If any such additional financing is provided to Tenant, Landlord and Tenant shall enter into an amendment to this Lease reflecting the amount of such additional financing and the requirement by Tenant to make payments on such financing in accordance with the terms of this Section.

9.       UTILITIES:

A. UTILITY COSTS: Landlord shall provide mains and conduits to supply water, gas, electricity and sanitary sewage service to the Premises. Tenant shall pay, when due, all charges for sewer usage or rental, garbage disposal, refuse removal, water, electricity, gas, telephone and/or other utility services or energy source (the "Utilities") furnished to the Premises during the term of this Lease, or any renewal or extension thereof (the "Utility Costs"). Moreover, Tenant agrees that during the period beginning on the Commencement Date and ending on November 30, 2002, it shall also pay, as Additional Rent, 33% of the costs of electric, gas and water for the vacant space located only on the first floor of the Building (and not including the basement); provided, however, that by the Commencement Date Landlord shall install at its own cost (which cost shall not constitute an Operating Cost payable as Additional Rent by the Tenant) an energy management system in the Building that allows for separate zoning of the vacant space from the Premises so as to allow temperature set backs on the vacant space. At any time any services or utilities are jointly metered, Tenant shall pay its Proportionate Share thereof within 20 days of Landlord's written statement. Landlord shall maintain and keep available for Tenant's inspection, for a period of a minimum of two years, records of the Utilities in the Building. Tenant may audit such records upon reasonable notice to Landlord with an auditor reasonably acceptable to Landlord, and the cost of such auditors shall be split between Landlord and Tenant. The audit must be performed during regular business hours in the office where Landlord maintains its accounting records. Within 10 business days of the completion of the audit, Tenant will provide a copy of the audit. Any adjustment in Utility Costs as a result of an audit shall be both retroactive and prospective for any vacant space in the Building, and prospective only for the entire Building. It as a result of any such audit it is determined that Landlord has overcharged Tenant for its proportionate share of Utility Costs, (i) Landlord shall promptly refund such overpayment to Tenant and (ii) notwithstanding the foregoing, Landlord shall pay the entire cost of the audit if Tenant has been overcharged by more than five percent (5%). If as a result of any such audit it is determined that Landlord has undercharged Tenant for its proportionate share of Utility Costs (i) Tenant shall promptly pay the difference to Landlord and (ii) notwithstanding the foregoing, Tenant shall pay the entire cost of the audit if Tenant has been undercharged by more than five percent (5%). No subtenant will have the right to audit under this provision. An assignee, approved by Landlord, may have the right to audit as provided herein, however, such right shall only apply to the assignee's term of the occupancy in the Premises pursuant to the Lease. Landlord shall have the right at any time, at its sole cost (and not payable by Tenant as Additional Rent), to submeter or separately meter Tenant's utility usage. The utility costs shall be deemed Additional Rent.

10.      CARE AND REPAIR OF PREMISES BUILDING AND PROJECT:

A. TENANT'S RESPONSIBILITY TO MAINTAIN AND REPAIR: Tenant shall, at all times throughout the Term of this Lease, including renewals and extensions, and at its sole expense, keep and maintain the Premises in a clean, safe, sanitary and in the same condition as the Premises was delivered, normal wear and tear and damage by fire or other casualty excepted, and in compliance with all applicable laws, codes, ordinances, rules and regulations relating to Tenant's specific use and occupancy thereof. Tenant's obligations hereunder shall include but not be limited to the maintenance, repair and replacement, if necessary, of all lighting, plumbing fixtures and equipment, fixtures, motors and machinery, all interior walls, partitions, doors and windows, including the regular painting thereof, all exterior entrances, windows, doors and docks and the replacement of all broken glass. When used in this provision, the term "repairs" shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work.

B. TENANT'S FAILURE TO MAINTAIN OR REPAIR: If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after written notice shall have been given Tenant and all cure periods have expired, Landlord may make such repairs and upon completion thereof, Tenant shall pay to Landlord, as Additional Rent, all actual costs for repairing the Premises plus an administrative fee equal to ten percent (10%) of such costs.

C. LANDLORD'S RESPONSIBILITY TO MAINTAIN OR REPAIR: Subject to the provisions of Section 5 above, Landlord, at its sole cost and expense, shall maintain in good condition and repair the roof, foundation, structural supports, the HVAC (and all other structural portions) of the Building and Premises, plumbing and electrical systems to the point of entry to the Premises, exterior walls, exterior painting, and the sewer lines serving the Premises to the point of entry to the Premises, and all mechanical, fire protection, life safety and other building systems serving the Building or the Premises. Landlord shall indemnify Tenant for any repair or replacement costs for damage to any Leasehold Improvements or to any of Tenant's property including, but not limited to, furniture, fixtures, inventory, work in process or equipment that is related to roof leakage, unless such roof leakage is caused by Tenant's negligence or willful acts. The cost to replace or repair Leasehold Improvements or Tenant's furniture or equipment shall not constitute an Operating Cost, and shall not be paid as Additional Rent. Moreover, Tenant shall not be required to submit insurance claims for such casualty loss and, if Landlord chooses to make such claims on its insurance, any costs related thereto including any insurance deductible shall not constitute an Operating Cost, and shall not be paid as Additional Rent. Landlord further agrees that, throughout the Term, it shall maintain the parking lot serving the Building in good repair and condition. Costs to maintain, repair or replace the parking lot (including asphalt surfaces, curbs and sidewalks) shall constitute Operating Costs only in the manner set forth in Section 5(A) herein.

D. LANDLORD'S FAILURE TO MAINTAIN OR REPAIR: In the event the Premises become or are out of repair and not in good condition due to either the failure of Landlord to comply with the terms of Section 10(C) or a latent defect, then Landlord shall perform or cause to be performed any and all repairs necessary to restore the Premises to a state of good condition and repair. If such repairs are not completed within fifteen (15) days after Landlord has received written notice from Tenant of such state of disrepair or if such repairs cannot reasonably be completed within such fifteen (15) day period and Landlord shall fail to commence such repairs within fifteen (15) days after notice and proceed diligently thereafter, then Tenant may prosecute such repairs itself and Landlord shall reimburse Tenant for the cost of prosecuting such repairs, plus an administrative fee equal to ten percent (10%) of such costs within twenty (20) days following the date that Tenant furnishes Landlord with invoices therefor. Notwithstanding the foregoing, in the case of an emergency (such as, without limitation, a leaky roof or HVAC breakdown), Tenant shall have the right to prosecute immediately any and all necessary repairs and shall deliver contemporaneous notification to Landlord of the emergency and related repairs and Landlord shall reimburse Tenant for the cost of prosecuting such repairs, plus an administrative fee equal to ten percent (10%) of such costs within twenty (20) days following the date that Tenant furnishes Landlord with invoices therefor; provided, further, that if contemporaneous notice is not practicable, as determined by Tenant in its reasonable judgment then Tenant shall provide such notice as soon thereafter as reasonably practicable.

E. LANDLORD'S MANAGEMENT OF THE PROJECT: In a manner consistent with first class owners of buildings similar to the Building, Landlord shall maintain and manage all common areas of the Project which management and maintenance shall include, without limitation, snow plowing, lawn care and general maintenance of the grounds and parking areas. The cost of said maintenance shall be prorated in accordance with Section 5 of this Lease. All such maintenance which is provided by Landlord shall be provided as reasonably necessary for the comfortable use and occupancy of the Premises during business hours, except Saturdays, Sundays, and nationally recognized holidays, upon the condition that the Landlord shall not be liable for damages for failure to do so due to causes beyond its control.

11.      COVENANTS OF TENANT: Tenant agrees that it shall:

A. Observe such reasonable rules and regulations as from time to time may be put in effect by Landlord for the general safety, comfort and convenience of Landlord, occupants and tenants of the Building so long as the same are enforced by Landlord in a uniform and nondiscriminatory manner.

B. Give Landlord access to the Premises upon 24 hours' written (unless an emergency exists, in which case Landlord shall use its best efforts to give reasonable notice), without change or diminution of rent, to enable Landlord to examine the same and to make such repairs, additions and alterations as Landlord may deem advisable. During the ninety (90) days prior to the expiration of the Term, the Landlord shall be permitted to exhibit the Premises to prospective tenants upon 48 hours' written notice. During any such entry into the Premises, Landlord shall use reasonable efforts to minimize disruption of Tenant's business operations.

C. Keep the Premises in good order and condition and replace all broken glass with glass of the same quality as that broken, save only glass broken by fire or other casualty covered by standard all risk insurance, and commit no waste on the Premises.

D.       Pay for all electric lamps, starters and ballasts used in the Premises.

E. Upon the termination of this Lease in any manner whatsoever, remove Tenant's goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as the same are now in or hereafter may be put in by Landlord or Tenant, reasonable use, wear and tear thereof, damage by fire or other casualty and repairs which are Landlord's obligation excepted. Landlord acknowledges and agrees that Tenant shall be entitled to remove its equipment used in the operation of its business from the Premises, whether or not such equipment constitutes a fixture, including, but not limited to, clean room equipment, vacuum pumps and compressors, however, Tenant agrees to repair any material damage to the Premises caused by such removal. Goods and effects not removed by Tenant within twenty (20) days of the termination of this Lease, however terminated, shall be considered abandoned and Landlord may dispose of the same as it deems expedient, at Tenant's expense.

F. The Tenant may not assign this Lease or sublet all or any part of the Premises voluntarily, involuntarily or by operation of law, or through change in the ownership of Tenant if Tenant is a corporation or a partnership, without first obtaining Landlord's written consent thereto. Landlord's consent will not be unreasonably withheld, conditioned or delayed provided that (i) the occupancy of any such assignee or sublessee is not inconsistent with the character of the Building; (ii) such assignee or sublessee shall agree in writing to be bound by all of the covenants and obligations of Tenant hereunder;
         (iii) a fully executed copy of any such assignment or sublease shall be immediately delivered to Landlord but the making of such assignment or sublease shall not be deemed to release Tenant from the payment and performance of any of its obligations under this Lease; (iv) Tenant shall promptly disclose and, after deducting reasonable lease related costs incurred by Tenant in connection with such subletting (e.g. broker's commissions and construction costs), pay to Landlord as Additional Rent hereunder eighty percent (80%) of the amount of any rent or other payments actually paid to Tenant pursuant to any sublease which exceeds the amounts payable hereunder and any other consideration paid, or to be paid, by reason of the assignment or sublease; (v) such assignment or subletting is approved by any mortgagee holding a mortgage covering the Premises which reserves such right unto the mortgagee; and (vi) Tenant is not then in monetary default or in non-monetary default beyond applicable notice and cure periods under the terms of this Lease.

         Notwithstanding the foregoing, with respect to any proposed assignment or sublease after the thirteenth (13th) month of the Initial Term, in the event the above requirements are met and the net worth of the proposed assignee or sublessee is equal to or greater than $1,500,000.00 (as shown on current audited financial statements of the assignee or sublessee prepared by a firm of certified public accountants of national standing and delivered to Landlord), then Landlord shall be required to approve such assignment or sublease. Additionally, provided that Tenant is not then in default beyond applicable notice and cure periods, Tenant shall have the absolute right without Landlord's approval (written or otherwise), to sublet, assign or otherwise transfer its interest in this Lease to (each, an "Affiliate"): (i) any parent or wholly owned operating subsidiary of Tenant; (ii) any subsidiary of Tenant's parent; or (iii) any corporation with which it may merge or consolidate or a person or entity that acquires all or substantially all of Tenant's assets (including, without limitation, this Lease, irrespective of whether this Lease is considered an asset or a liability) so long as the resulting or acquiring entity has a net worth equal to or greater than that of Tenant immediately prior to such merger, consolidation or acquisition, as the case may be. In the event of any such subletting, assignment or other transfer, (A) Tenant shall promptly notify Landlord of same and (B) with respect to an assignment, Tenant shall automatically be released from all obligations under this Lease, vided such Affiliate has a net worth equal to or greater than $1,500,000.00 so long as Tenant furnishes Landlord with current audited financial statements prepared by a firm of certified public accountants of national standing evidencing such Affiliate's net worth. Notwithstanding anything contained in this Section to the contrary, Landlord shall have the right, exercisable within fifteen (15) days following any request by Tenant for Landlord to consent to an assignment or subletting to any third party (other than an Affiliate), to (i) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant, (ii) take an assignment of the Lease upon the same terms as those offered to the proposed assignee, or (iii) terminate this Lease as to the portion of the Premises proposed to be assigned or sublet, with a proportionate adjustment in the Rent and other charges payable hereunder if the Lease is terminated as to less than all of the Premises; provided, however, that if Landlord elects to recapture the Premises or any portion thereof pursuant to this provision, Tenant shall have the right, exercisable within fifteen (15) days after Landlord so elects to recapture, to withdraw its proposal to assign this Lease or sublet all or any portion of the Premises, in which case, Landlord's exercise of its recapture right shall be deemed rescinded and of no further force and effect. Moreover, if Landlord does not exercise any of the nature options described in the preceding sentence within the stated fifteen (15) day period, Landlord's right to recapture with regard to the Premises (or portion thereof) shall be null and void and of no further force and effect, and Landlord shall promptly consent or deny its consent to the proposed assignment or subletting.

G. Not place signs on or about the Premises without first obtaining Landlord's written consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed).

H. Not overload, damage or deface the Premises or do any act which may make void or voidable any insurance on the Premises or the Building.

L. Not place any additional locks on any of Tenant's doors without the written consent of the Landlord (which consent shall not be unreasonably withheld). The Landlord shall have the right to keep pass keys to the Premises.

J. Not make any alterations or additions to the Premises in excess of $20,000 in any 12 month period without obtaining the prior written approval of the Landlord thereto (which approval shall not be unreasonable withheld), and all alterations, additions or improvements (including carpeting or other floor covering which has been glued or otherwise affixed to the floor) which may be made by either of the parties hereto upon the Premises, except movable office furniture and equipment shall be the property of Landlord, and shall remain upon and be surrendered with the Premises, as a part thereof, at the termination of this Lease; provided, however, Tenant shall be entitled to remove its equipment and fixtures so long as Tenant repairs any damage to the Premises caused by such removal.

K. Keep the Premises and the Project free from any mechanics', materialmen's, contractors' or other liens arising from, or any claims for damages growing out of, any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Provided, however, that Tenant shall have the right to contest any such lien, in which event such lien shall not be considered a default under this Lease until the existence of the lien has been finally adjudicated and all appeal periods have expired. Tenant shall indemnify and hold harmless Landlord from and against any such lien, or claim or action thereon, reimburse Landlord promptly upon demand therefor by Landlord for costs of suit and reasonable attorneys' fees incurred by Landlord in connection with any such lien, claim or action, and, upon written request of Landlord, provide Landlord with a bond in an amount and under circumstances necessary to obtain a release of the Premises or the Project from such lien.

L. Not carry any stock of goods or do anything in or about said Premises which will increase insurance rates on said Premises or the Building in which the same are located without the Landlord's written consent (which consent shall not be unreasonable withheld). If Landlord shall consent to such use, Tenant agrees to pay as Additional Rent any increase in premiums for insurance resulting from the business carried on in the Premises by Tenant. Tenant shall, at its own expense, comply with the requirements of insurance underwriters and insurance rating bureaus and governmental authorities having jurisdiction.

M. Maintain at its expense at all times during the Term (i) a policy or policies of public liability insurance with respect to the Premises and the business of Tenant, with limits of not less than $2,000,000.00 combined single limit; and (ii) a policy or policies of all risk insurance insuring Tenant's leasehold improvements, trade fixtures and other personal property for the full insurable value thereof. All such insurance policies shall be placed with companies that hold a Certificate of Authorization, (Licensed), to do business in the State of Minnesota, and any public liability insurance policy shall provide for at least thirty (30) days prior written notice to Landlord before cancellation or amendment, name Landlord as an additional insured thereon, and evidence of such policies of insurance be in the form of an ISO ACORD form Certificate of Insurance, or its equivalent, filed with Landlord prior to Tenant's occupancy of the Premises and at all times thereafter during the Tenn. These insurance requirements are only minimum requirements and are not meant to represent Tenant's insurance needs.

         Landlord shall, at all times during the Term, procure and maintain all risk property insurance for the full replacement cost of the Building in which the Premises are located and such other insurance as may be required by its mortgagee, if any. Landlord shall also, at all times during the Term, procure and maintain commercial general liability insurance for the Building in which the Premises are located. Such insurance shall have minimum limits of liability of $2,000,000.00, combined single limit.

12. AMERICANS WITH DISABILITIES ACT: The parties agree that the liabilities and obligations of Landlord and Tenant under that certain federal statute commonly known as the Americans With Disabilities Act as well as the regulations and accessibility guidelines promulgated thereunder as each of the foregoing is supplemented or amended from time to time (collectively, the "ADA") shall be apportioned as follows:

A. If any of the common areas of the Project, including, but not limited to, exterior and interior routes of ingress and egress, off-street parking and all rules and regulations applicable to the Premises, the Building or the Project, fails to comply with the ADA, such nonconformity shall be promptly made to comply by Landlord at Landlord's cost (and the same shall not be considered part of Operating Costs). Landlord shall also cause its manager of the Building and the Project (the "Manager") to comply with the ADA in its operation of the Building and the Project.

B. Landlord assumes responsibility for compliance of the Leasehold Improvements set forth on Exhibit B with the ADA at no cost to Tenant. From and after delivery of the initial Premises, the First Expansion Premises, the Second Expansion Premises or the Third Expansion Premises, as applicable, Tenant covenants and agrees to conduct its operations within the Premises in compliance with the ADA. If any of the Premises fails to comply with the ADA as a result of Tenant's specific use and occupancy, such nonconformity shall be promptly made to comply by Tenant. In the event that Tenant elects to undertake any alterations to, for or within the Premises, Tenant agrees to cause such alterations to be performed in compliance with the ADA.

13. PARKING AND DRIVES: Tenant, its employees, and invitees shall have the nonexclusive right to use the common driveways and parking lots along with the other tenants and customers of the building; provided, however, that the Landlord agrees that the parking lot for the Building shall contain non-exclusive parking at a level of at least four stalls per 1,000 square feet of space leased in the Premises by the Tenant during the Term. The Landlord further agrees that Tenant shall be provided not less dm 160 parking stalls on the north and east side of the Building during the Term. Notwithstanding the foregoing, Landlord agrees that in addition to the handicap parking required by code, Tenant shall have the right to designate up to six visitor parking stalls near the East Entrance for Tenant's exclusive use. The use of such driveways and parking facilities are subject to such reasonable rules and regulations as the Landlord may impose. Tenant further agrees not to use, or permit the use by its employees, of the parking areas for the overnight storage of automobiles or other vehicles without the written permission of Landlord.

14. CASUALTY LOSS: If the Premises is damaged in part or whole from any cause and the Premises can be substantially repaired and restored within one hundred eighty (180) days from the date of the damage using standard working methods and procedures, then Landlord shall at its expense promptly and diligently repair and restore the Premises to substantially the same condition as existed before the damage. This repair and restoration shall be made within one hundred eighty (180) days from the date of the damage unless the delay is due to causes beyond Landlord's reasonable control.

If the Premises cannot be repaired and restored within the one hundred eighty
(180) day period, then either party may, within ten (10) days after determining that the repairs and restoration cannot be made within one hundred eighty (180) days, cancel the Lease by giving notice to the other party. If the Premises is not repaired and restored within one hundred eighty (180) days from the date of the damage, then Tenant may cancel the Lease at any time after the one hundred eightieth (180th) day and before the two hundred tenth (210th) day following the date of damage. Tenant shall not be able to cancel this Lease if its willful misconduct caused the damage unless Landlord is not promptly and diligently repairing and restoring the Premises.

Unless the damage is caused by Tenant's willful misconduct, the Base Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant's business. The abatement shall consider the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration, or until Tenant again uses the Premises or the part rendered unusable, whichever is first.

Landlord shall not be obligated to repair or restore damage to Tenant's trade fixtures, furniture, equipment or other personal property but shall repair any and all leasehold improvements made to the Premises (including the First Expansion Premises, the Second Expansion Premises and the Third Expansion Premises, as applicable) made by Landlord or Tenant.

Landlord may cancel this Lease if

                  (i) more than forty percent (40%) of the Building is damaged and the Landlord decides not to repair and restore the Building;

                  (ii) any mortgagee of the Building does not allow adequate insurance proceeds for repair and restoration unless Tenant agrees to pay the difference at a commercially reasonable time and in a commercially reasonable manner,

                  (iii)    the damage is not covered by Landlord's insurance; or

                  (iv) the Lease is in the last twelve (12) months of its Term unless Tenant exercises any then available renewal option within fifteen (15) days after notice of Landlord's intended cancellation of this Lease.

To cancel, Landlord must give notice to Tenant within thirty (30) days after the Landlord knows of the damage. The notice must specify the cancellation date, which shall be at least thirty (30) but not more than sixty (60) days after the date notice is given.

15. CONDEMNATION: If the entire Project is taken by eminent domain or transferred under threat of such taking, this Lease shall automatically terminate as of the date of taking. In the event of a partial taking, Landlord shall, at its expense, restore the Project and the Premises, exclusive of any changes made therein by Tenant (but including any and all leasehold improvements made by Landlord or Tenant to the initial Premises, the First Expansion Premises, the Second Expansion Premises and the Third Expansion Premises, as applicable), to as near the condition which existed immediately prior to the date of taking as reasonably possible, and to the extent that the Premises are rendered untenantable, the rent shall proportionately abate; provided, however, that, if a taking concerns more than ten percent (10%) of the Project and restoring the Project and the Premises is not feasible from an economic standpoint or otherwise, Landlord shall have the right to terminate this Lease upon notice to Tenant given no later than thirty (30) days after Landlord is given legal notice of such taking which termination shall be effective as of the taking of possession by the condemning authority. Additionally, if any portion of the Project or the Premises is taken by eminent domain so as to have a material adverse effect on Tenant's business operations (and provided Landlord can not reasonably correct the same within sixty [60] days, subject to Force Majeure events [as described in Section 30 below], then Tenant may terminate this Lease by written notice thereof to Landlord, which notice must be given within (30) days after Tenant is given legal notice of such taking and which shall be effective as of the taking of possession by the condemning authority. All damages awarded for a taking under the power of eminent domain shall belong to and be the exclusive property of Landlord, whether such damages be awarded as compensation for diminution in value of the leasehold estate hereby created or to the fee of the Premises; provided, however, that Landlord shall not be entitled to any separate award made to Tenant which does not reduce any separate condemnation award made to Landlord.

16.      DELAY IN POSSESSION:

A. If the Premises are not ready for occupancy by the Tenant or the Leasehold Improvements described in Exhibit B have not been substantially completed by the Commencement Date, then Base Rent and Additional Rent shall abate until the Premises are delivered or such Leasehold Improvements have been substantially completed. In addition, and without limitation of the foregoing abatement, if, subject to Excused Delays (as hereinafter defined), the Premises are not ready for occupancy or such Leasehold Improvements have not been substantially completed by (i) December 31, 1999, then, provided the Leasehold Improvements have been completed by January 31, 2000, Base Rent shall be abated for thirty (30) days following the date of substantial completion and delivery of the Premises to Tenant (however, under such circumstances, the expiration date of the Lease shall be extended by an additional thirty (30) days), (ii) by January 31, 2000, then, provided the Leasehold Improvements have been substantially completed by February 29, 2000, Base Rent shall be abated for sixty (60) days following the date of substantial completion and delivery of the Premises to Tenant (however, under such circumstances, the expiration date of the Lease shall be extended by an additional sixty (60) days), and (iii) by February 29, 2000, then Base Rent shall be abated for ninety (90) days following the date of substantial completion and delivery of the Premises to Tenant (however, under such circumstances, there shall be no extension of the expiration date). This Lease shall remain in all other respects in full force and effect and the Term shall not be extended. Tenant acknowledges that Landlord will require access to the Premises during December 1999 to complete minor additional Leasehold Improvements and certain punchlist items, so long as such work is conducted in such a manner that does not materially impair Tenant's ability to conduct its business within the Premises. Notwithstanding the foregoing, but subject to Excused Delays (provided that delays by reason of one or more Force Majeure Events [as defined in Section 30 below] may not exceed sixty (60) days, in the aggregate, in the context of this sentence), in the event the Premises are not ready for occupancy by the Tenant or the Leasehold Improvements described in Exhibit B have not been substantially completed by April 30, 2000, then Tenant shall have the Option to terminate this Lease in its entirety upon written notice to Landlord without liability on the part of or penalty to the Tenant. For purposes hereof the term "Excused Delays" shall mean any delays reasonably attributable to Tenant and any delays by reason of a Force Majeure.

B. If Landlord does not substantially complete the improvements to the First Expansion Premises described in Section 8(C) above and deliver the First Expansion Premises to Tenant by October 1, 2000, then Base Rent and Additional Rent with respect to the First Expansion Premises shall abate until the date falling sixty (60) days after such improvements are substantially completed and the First Expansion Premises are delivered to Tenant; provided, further, that Landlord shall use commercially reasonable efforts to complete such improvements to the First Expansion Premises and deliver the First Expansion Premises to Tenant as soon thereafter as practicable.

C. If Landlord does not substantially complete the improvements to the Second Expansion Premises described in Section 8(D) above and deliver the Second Expansion Premises to Tenant by October 1, 2002, then Base Rent and Additional Rent with respect to the Second Expansion Premises shall abate until the date falling sixty (60) days after such improvements are substantially completed and the Second Expansion Premises are delivered to Tenant; provided, further, that Landlord shall use commercially reasonable efforts to complete such improvements to the Second Expansion Premises and deliver the Second Expansion Premises to Tenant as soon thereafter as practicable.

D. If Landlord does not substantially complete the improvements to the Third Expansion Premises described in Section 8(E) above and deliver the Third Expansion Premises to Tenant by December 31, 2002, then Base Rent and Additional Rent with respect to the Third Expansion Premises shall abate until such improvements are substantially completed and the Third Expansion Premises are delivered to Tenant; provided, further, that Landlord shall use commercially reasonable efforts to complete such improvements to the Third Expansion Premises and deliver the Third Expansion Premises to Tenant as soon thereafter as practicable.

E. Landlord agrees to use best efforts to complete any and all punchlist items with respect to the Leasehold Improvements as well as the improvements to the First Expansion Premises, the Second Expansion Premises and Third Expansion Premises described in Section 8 above within thirty (30) days following substantial completion of such Leasehold Improvements and other improvements described in Section 8.

F. The abatement provisions set forth in this Section 16 shall be in addition to (and not in lieu of) any other rights and remedies available to Tenant.

17. LIABILITY AND INDEMNITY: Save for its tortious acts, gross negligence or intentional acts of Landlord, its agents, contractors or employees, Landlord shall not be responsible or liable to Tenant for any loss or damage (i) that may be occasioned by or through the acts or omissions of persons occupying any part of the Building or any persons ting any business in or about the Building or persons present in or about the Building for any other purpose or (ii) for any loss or damage resulting to Tenant or its property from burst, stopping or leaking water, sewer, sprinkler or steam pipes or plumbing fixtures or from any failure of or defect in any electric line, circuit or facility. Tenant shall defend, indemnify and save Landlord harmless from and against all liabilities, damages, claims, costs, charges, judgments and expenses, including, but not limited to, reasonable attorneys' fees, which may be imposed upon or incurred or paid by or asserted against Landlord, the Premises or any interest therein or in the Building by reason of or in connection with any use, non-use, possession or operation of the Premises, or any part thereof, any negligent, tortious act or intentional act on the part of Tenant or any of its agents, contractors, servants, employees, licensees or invitees, any accident, injury, death or damage to any person or property occurring in, on or about the Premises or any part thereof, and any failure on the part of Tenant to perform any of the terms or conditions of this Lease provided, however, that nothing contained in this paragraph shall be deemed to require Tenant to indemnify Landlord with respect to any gross negligence or tortious act committed by Landlord or to any extent prohibited by law. Landlord hereby agrees to indemnify and hold Tenant harmless from all acts, all injuries, losses, or claim and all damage to personal property or any causes of action that arise in the common areas or parking lots of the Building or Project which are due, directly or indirectly, to the negligence or willful misconduct of Landlord, its agents, contractors or employees.

18. MUTUAL RELEASE/WAIVER OF SUBROGATION: Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by any of the all risk casualties, even if such casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

19.      HAZARDOUS SUBSTANCES:

A. DEFINITION OF "HAZARDOUS SUBSTANCE:" The term "Hazardous Substance", as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls
         (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances including, without limitation, freon or other chlorofluorocarbons declared to be hazardous or toxic or regulated or banned under any law or regulation now or hereafter enacted or promulgated by any government authority.

B. LANDLORD'S REPRESENTATIONS: Landlord has not (and, except as disclosed in the environmental report dated _________, 19____ prepared by B.A. Liesch for Landlord and made available to Tenant for review, Landlord has no knowledge of any facts and circumstances which might reasonably, suggest that any other person has) placed, held, located, stored, buried, dumped,, disposed, spilled or released any Hazardous Substances on the Premises. Landlord further represents to Tenant that Landlord has not received any notice from any governmental entity of a violation existing on or about the Project of any federal, state or local law or ordinance regarding Hazardous Substances ("Hazardous Substance Laws").

C.       TENANT'S COVENANTS: Tenant shall not cause or actively permit to occur:
         (a) any violation of any Hazardous Substance Law now or hereafter enacted, related to environmental conditions on, under, or about the Premises, or arising from Tenant's use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or (b) the use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance in any manner not sanctioned by law or by the commercial standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building any such materials or substances except to use in the ordinary course of Tenants business.

D. ENVIRONMENTAL CLEANUP: Tenant agrees to Environmental Cleanup as follows: (a) Tenant shall, at Tenant's own expense, comply with all Hazardous Substance Laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances; (b) Tenant shall, at Tenant's own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the "Authorities") under the Laws; (c) should any Authority demand that a cleanup plan be prepared and that a cleanup be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, then Tenant shall, at Tenant's own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall carry out all such cleanup plans; and (d) Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is requested by Landlord; provided, however, Tenant shall not be responsible for Environmental Cleanup of. (i) Hazardous Substances existing on the Premises prior to the Commencement Date; or (ii) Hazardous Substances whose presence on the Premises were caused by a party other dm Tenant or a party operating under Tenant's direction or control. If Tenant fails to fulfill any duty imposed under this Paragraph within a reasonable time, Landlord may do so, at Tenant's expense; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Hazardous Substance Laws to the Premises and Tenant's use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord's request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Hazardous Substance Laws shall constitute a waiver of any of Tenant's obligations under this Paragraph. Tenant will, at and to the extent of any reasonable written request of Landlord, remove from the Premises at the end of Term, at Tenant's expense and in accordance with any applicable laws or regulations, equipment that belongs to Tenant (including refrigeration equipment and enhancements to the Building's standard HVAC systems) that contains, uses or generates freon or any other chlorofluorocarbons, whether or not such removal is then required by applicable laws or regulations. Tenant's obligations and liabilities under this Paragraph shall survive the expiration of this Lease.

E. ENVIRONMENTAL INDEMNIFICATION BY TENANT: Tenant agrees to indemnify, defend, and hold harmless Landlord, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term of this Lease, at or from the Premises and which is caused by Tenant or a party operating under Tenant's direction or control or from Tenant's failure to provide all information, make all submissions, and take all steps required by all Authorities under the Hazardous Substance Laws and all other environmental laws. Tenant's obligations and liabilities under this Paragraph shall survive the expiration of this Lease.

F. ENVIRONMENTAL INDEMNIFICATION BY LANDLORD: Landlord agrees to indemnify, defend, and hold harmless Tenant and its officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substance that was present on the Premises prior to the Commencement Date of this Lease,, or which arises at any time during the Term of this Lease from the actions of Landlord or a party operating under Landlord's direction or control, or from Landlord's failure to take all steps required by all Authorities under the Hazardous Substance Laws and all other environmental laws. Landlord's obligations and liabilities under this Paragraph shall survive the expiration of this Lease.

20. DEFAULT: If Tenant fails to pay any amount due under the Lease within 10 days after notice of failure to pay on the due date, or Tenant fails to keep or perform any of the other terms, conditions or covenants of this Lease for more than 20 days after notice of such failure is given to Tenant (provided that where a cure is not reasonably possible within that period, Tenant shall be entitled to additional time to effect a cure so long as Tenant promptly commences acts reasonably calculated to effect a cure and thereafter diligently prosecutes those acts to completion), Landlord, in addition to all other rights and remedies available to Landlord by law or by other provisions hereof, may after five days written notice, with due process, re-enter immediately into the Premises and remove all persons and property therefrom, and, at Landlord's option, annul and cancel this Lease as to all future rights of Tenant and Tenant hereby expressly waives the service of any notice in writing of intention to re-enter as aforesaid. Tenant further agrees that in case of any such termination Tenant will indemnify the Landlord against all loss of rents and other damage which Landlord incurs by reason of such termination, including, but not being limited to, costs of restoring and repairing the Premises and putting the same in rentable condition, costs of renting the Premises to another tenant, loss or diminution of rents and other damage which Landlord may incur by reason of such termination, and all reasonable attorney's fees and expenses incurred in enforcing any of the terms of the Lease. Neither acceptance of rent by Landlord, with or without knowledge of default nor failure of Landlord to take action on account of any default hereof or to enforce its rights hereunder shall be deemed a waiver of any default, and absent written notice or consent, said default shall be a continuing one. In the event of a default by Tenant, Landlord shall take all reasonable actions to mitigate its damages.

21. NOTICES: All bills, statements, notices or communications which Landlord may desire or be required to give to Tenant shall be deemed sufficiently given or rendered if in writing and either delivered to Tenant personally or sent by registered or certified mail addressed to Tenant at the Premises and the time of rendition thereof of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant or deposited in the mail as herein provided. Any notice by Tenant to Landlord must be personally delivered to Landlord or served by registered or certified mail addressed to Landlord at the address where the last previous rental hereunder was payable, or in case of subsequent change upon notice given, to the latest address furnished.

22. HOLDING OVER: Should Tenant continue to occupy the Premises after expiration or termination for any reason of the Term or any renewal or renewals thereof such tenancy shall be from month to month, and shall be on all the terms and conditions hereof applicable to a month to month tenancy except that Base Rent shall equal one hundred fifty percent (150%) of the Base Rent payable at the time of such expiration or termination. Nothing herein, however, shall prevent Landlord from removing Tenant forthwith and seeking all remedies available to Landlord in law or equity; however, Landlord shall not be entitled to any lost profits or special or consequential damages in the event of a holding over by Tenant.

23. SUBORDINATION: The rights of Tenant shall be and are subject and subordinate at all times to the lien of any mortgage now or hereafter in force against the Project, and Tenant shall execute such further instruments subordinating this Lease to the lien of any such mortgage as shall be requested by Landlord, including upon request an agreement by Tenant to attorn to the holder of such mortgage in return for a covenant of nondisturbance of Tenant's occupancy by such holder in the event that such holder, its successors or assigns, succeeds to the interest of Landlord.

24. ESTOPPEL CERTIFICATE: Tenant shall at any time and from time to time, within ten (10) days after written request by Landlord, execute, acknowledge and deliver to Landlord and any other parties designated by Landlord, a certificate in such form as may from time to time be provided, ratifying this Lease and certifying (a) that this Lease is in full force and effect and has not been assigned, modified or amended in any way (or, if there has been any assignment, modification or amendment, identifying the same); (b) the dates of commencement and expiration of the Lease Term, the date to which the Base Rent and additional rent payable hereunder have been paid in advance, if any, and (c) that there are, to Tenant's knowledge, no incurred defaults on the part of Landlord or any defenses or offsets against the enforcement of this Lease by Landlord (or specifying each default, defense or offset if any are claimed). Any such certificate may be furnished to and relied upon by any prospective purchaser, lessee or encumbrancer of all or any portion of the Building.

25. SERVICE CHARGE: Tenant agrees to pay a service charge equal to one and one half percent (1.5%) per month or any portion thereof of any payment of monthly Base Rent or additional charge payable by Tenant hereunder which is not paid within ten (10) days from the date due for the first late payment in any twelve month period during the Term (or five (5) days' from the due date with respect to any subsequent late payment during such twelve (12) month period), or of $50.00 per month or portion thereof, whichever is greater.

26. BINDING EFFECT: The word "Tenant", wherever used in this Lease, shall be construed to mean tenants in all cases where there is more dm one tenant, and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns, provided that this Lease shall not inure to the benefit of any heir, legal representative, transferee or successor of Tenant except upon the express written consent or election of Landlord.

27. TRANSFER OF LANDLORD'S INTEREST: In the event of any transfer or transfers of Landlord's interest in the Premises or the Project, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, so long as the transferee agrees to assume transferor's obligations under this Lease.

28. LIMITATION OF LIABILITY: In the event that Landlord is ever adjudged by any court to be liable to Tenant in damages, Tenant specifically agrees to look solely to Landlord's interest in the Project (including the Building) for the recovery of any judgment from Landlord, it being agreed that Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a corporation, its directors, officers, or shareholders, shall never be personally liable for any judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successor in interest, or to maintain any other action not involving the personal liability of Landlord (or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a corporation, requiring its directors, officers or shareholders to respond in monetary damages from assets other than Landlord's interest in the Project including the Building), or to maintain any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

29. INCORPORATION OF EXHIBITS: The following exhibits to this Lease are hereby incorporated by reference for all purposes as fully set forth at length herein:

Exhibit A         Description of Premises
Exhibit B         Space Plan dated September 13, 1999, prepared by BDH & Young
Exhibit C         Demolition Plan
Exhibit D         British Landscaping Work Letter
Exhibit E         Landlord's Architectural Plans

30. FORCE MAJEURE: All of the obligations of Landlord and of Tenant under this Lease are subject to and shall be postponed for a period equal to any delay or suspension resulting from fire, strikes, acts of God, and other causes beyond the control of the party delayed in its performance hereunder (a "Force Majeure'), this Lease remaining in all other respects in full force and effect and the Term not thereby extended. Provided nevertheless, the unavailability of funds for payment or performance of Landlord's or Tenant's obligations hereunder shall not give rise to any postponement or delay in such payment or performance of such party's obligations hereunder.

31. BROKERS: Landlord agrees to pay Northco Corporation a commission equal to $10,000, plus 75% of the amounts set forth in the following schedule:

         - 7% of the Base Rent payable during the first 12 months of the Lease.

         - 6% of the Base Rent payable during the second 12 months of the Lease.

         - 5% of the Base Rent payable during the third 12 months of the Lease.

         - 4% of the Base Rent payable during the fourth 12 months of the Lease.

         - 3% of the Base Rent payable during the fifth 12 months of the Lease.

         -        2% of the Base Rent payable during the balance of the Lease.

The Landlord shall pay such commission as follows: (i) 50% upon the mutual execution of this Lease; and (ii) the remaining 50% on the Commencement Date.

32. GENERAL: The submission of this Lease for examination does not constitute the reservation of or an option for the Premises, and this Lease becomes effective only upon execution and delivery hereof by Landlord and Tenant. This Lease does not create the relationship of principal and agent or of partnership, joint venture or any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of lessor and lessee. No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission by Tenant or Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. Each term and each provision of this Lease performable by Landlord and Tenant shall be construed to be both a covenant and a condition. The topical headings of the several paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease. This Lease can only be modified or amended by an agreement in writing signed by the parties hereto, their successors or assigns. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto.

33. SEVERABILITY: The invalidity of any provision, clause or phrase herein contained shall not serve to render the balance of this Lease ineffective or void and the same shall be construed as if such had not been herein set forth.

34. QUIET ENJOYMENT: Landlord covenants that Landlord has the right to enter into this Lease and that, if Tenant is not in material default of this Lease beyond the period for applicable cure, Tenant shall lawfully, peaceably have, hold, occupy and enjoy the Premises through the Term and any extension thereof without hindrance or ejection by Landlord or any person claiming by, through or under Landlord or Landlord's successors, and Landlord shall defend Tenant's right to such peaceable enjoyment. Landlord also represents, covenants and warrants (i) that it has lawful title to the Project shown on Exhibit A to this Lease and has full right, power and authority to enter into this Lease; and (ii) no restrictive covenant, easement, lease or other written agreement restricts, prohibits or otherwise affects Tenant's rights set forth in this Lease.

35. YEAR 2000: Landlord covenants to Tenant that Landlord shall use efforts consistent with first class owners of buildings similar to the Building to ensure that the Project are Millennium Compliant (as hereinafter defined). Without limitation of the foregoing, any and all costs associated with making Landlord or the Project (or any portion thereof) Millennium Compliant shall be excluded from Operating Costs. For purposes of this Section, the term "Millennium Compliant" means, with respect to the Project and Landlord, that all software, hardware, equipment, goods or systems material to the physical operations, business operations or financial reporting of Landlord and for the Project will properly perform date sensitive functions before, during and after January 1, 2000.

IN WITNESS WHEREOF, the respective parties hereto have caused this Lease to be executed the day and year first above written.

TENANT:  August Technology Corporation

By
  ------------------------------------

Its
   -----------------------------------

By
  ------------------------------------

Its
   -----------------------------------



LANDLORD:  West 78th Street, Bloomington Associates, LLC

By
  ------------------------------------

Its
   -----------------------------------

By
  ------------------------------------

Its
   -----------------------------------


And:  Bloomington Office Project, LLC
Its:    Member and Manager

By:
   -----------------------------------
        Timothy M. Gray
        Its Chief Manager